FOR IMMEDIATE RELEASE:                                       NEWS
December 20, 2000                                        OTC-VARL

                   VARI-L COMPANY ANNOUNCES EXTENSION OF
                    FORBEARANCE AGREEMENT WITH BANK ONE

DENVER, Colorado -- Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced it has extended its forbearance agreement with its primary lender, Bank One Colorado, N.A., from December 15, 2000 to March 31, 2001.

Pete Pappas, CEO of Vari-L, said the Company recently made a $1.1 million payment to Bank One, principally to bring the loan value into line with the revised borrowing base. The revised borrowing base was reduced in part as a result of the completion of an independent appraisal of the Company's fixed assets. However, Vari-L will be able to increase its collateral base in the future to the extent that the Company purchases new equipment that it elects not to finance through other sources. The revised loan agreement also provided for an increase in the loan rate from prime plus 1.5% to prime plus 2.0%. The full amended agreement will be filed by Vari-L with the Securities and Exchange Commission on Form 8-K.

"We are very pleased that Bank One has agreed to amend our agreement and continue working with Vari-L," Pappas said. "We view their decision as an expression of confidence in the progress we have made in the second half of 2000, and believe the extension and revised terms are in the best interests of Vari-L and its shareholders."

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung, and Siemens.

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Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success and timeliness of the Company's efforts to restate its prior financial statements, the ability of the Company's new independent accounting firm to issue an unqualified audit report on those financial statements, future economic conditions generally, as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.              Pfeiffer Public Relations, Inc.
Pete Pappas, CEO                                     303/393-7044
303/371-1560